Exhibit 10.2

Second Amendment to

Loan Authorization Agreement

Dated as of March 9, 2022

Reference is hereby made to that certain Loan Authorization Agreement dated as July 30, 2019, between New Mountain Guardian Partners III BDC, L.L.C. (the “Fund”), and BMO Harris Bank N.A. (the “Lender”) (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Loan Agreement”). All capitalized terms used in this Second Amendment to Loan Authorization Agreement (this “Amendment”) but not defined herein shall have the same meanings herein as such terms have in the Loan Agreement.

The Fund has notified the Lender of its intent to issue 3.95% Series 2022A Senior Notes, due July 15, 2025 (the “Series 2022A Notes”). The Series 2022A Notes will be issued on or about March 10, 2022. The Fund has requested that the Lender amend, and the Lender has agreed to amend, the Loan Agreement to permit the Fund to incur indebtedness under the Series 2022A Notes and to provide for the other modifications and agreements set forth herein.

Section 1.           Amendments to Loan Agreement.

Subject to the satisfaction of all of the conditions precedent set forth in Section 2 below in a manner reasonably acceptable to the Lender (as evidenced by the execution and delivery by the Lender of a counter-part hereto), the Loan Agreement shall be and hereby is amended as follows:

1.1         The paragraph titled “Variable Interest Rate” appearing on the first page of the Loan Agreement shall be and hereby is amended and restated in its entirety to read as follows:

Variable Interest Rate: The interest rate applicable prior to the Maturity Date equals the greater of (i) the rate per annum announced by the Lender from time to time as its prime commercial rate (the “Prime Rate”) minus 0.25% per annum (the “Prime Rate Margin”) or (ii) the SOFR Quoted Rate for such day plus the rate of 2.50% per annum (the “SOFR Margin”).  As used herein, the term “Term SOFR” means a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator; the term “SOFR Quoted Rate” means, as of any day of determination, 3-month Term SOFR on the date that is two U.S. Government Securities Business Days prior to such day of determination as such rate is published by the Term SOFR Administrator plus a credit spread adjustment of 0.15%; provided, that in no event shall the “SOFR Quoted Rate” be less than 0.00%; the term “Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR selected by the Lender in its reasonable discretion); and the term “U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

1.2        Section 7(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(c)       that the aggregate amount of outstanding indebtedness of the Fund does not as of the date hereof and will not at any time hereafter exceed the 80% of the Fund’s Remaining Capital Commitments; provided, however, that such availability is subject to change solely at the Lender’s discretion upon notice to the Fund, and in the event such change requires a repayment of the Loans or a portion thereof, the Fund shall have fifteen (15) Business Days to make such payment. For purposes of the foregoing, indebtedness of the Fund, as of any time, will not include the then outstanding obligations under the Fund’s 3.57% Series 2021A Senior Notes, Tranche A, due July 15, 2025, 3.62% Series 2021A Senior Notes, Tranche B, due July 15, 2025, or 3.95% Series 2022A Senior Notes, due July 15, 2025 (collectively, the “Senior Notes”), or any guarantees in respect thereof;

1.3.       The Loan Agreement shall be and hereby are amended to replace each reference therein to the term “LIBOR Quoted Rate” with a reference to the term “SOFR Quoted Rate”.

1.4.       The Loan Agreement shall be and hereby are amended to replace each reference therein to the term “LIBOR Margin” with a reference to the term “SOFR Margin”.

1.5.       Exhibit B to the Loan Agreement is hereby amended and restated in its entirety to read as set forth on the Exhibit A attached to this Amendment.

Section 2.            Conditions Precedent.

2.1.        Each of the Fund and the Lender shall have executed and delivered this Amendment.

2.2.       The Lender shall have received a completed certificate of status executed by an authorized officer of the Fund.

Section 3.            Representations.

In order to induce the Lender to execute and deliver this Amendment, the Fund hereby represents to the Lender that as of the date hereof the representations and warranties set forth in the Loan Agreement and Collateral Documents to which it is a party are true and correct in all material respects (provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date) and each of the Fund represents and warrants that it is in compliance with the covenants of the Loan Agreement and Collateral Documents applicable to it.

The Fund heretofor executed and delivered the Collateral Documents to which it is a party and each such Person hereby acknowledges and agrees that the security interest and liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations; and the Collateral Documents and the rights and remedies of the Lender thereunder, the obligations of such Person thereunder, and the security interest and liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

Section 4.            Miscellaneous.

4.1.      Except as specifically amended herein, the Loan Agreement and the Collateral Documents shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Loan Agreement, the Note, the Collateral Documents or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Loan Agreement, any reference in any of such items to the Loan Agreement being sufficient to refer to the Loan Agreement as amended hereby.

4.2.       This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Amendment by telecopy or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals. The Fund agrees to pay all reasonable and invoiced out-of-pocket expenses, legal and/or otherwise (including court costs and reasonable and invoiced attorneys’ fees (including, without limitation, the allocated cost of in-house counsel)) paid or incurred by the Lender in the preparation and negotiation of this Amendment and any instruments and documents executed in connection herewith.

4.3.        This Amendment shall be governed by the laws of the State of New York. The Fund and the Lender each submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York, for purposes of all legal proceedings arising out of or relating to this Amendment or the transactions contemplated hereby. The Fund and the Lender each waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

[Signature Pages Follow]

This Second Amendment to Loan Authorization Agreement is entered into as of the date first set forth above.

New Mountain Guardian III BDC, L.L.C.

By:
Printed Name: Shiraz Kajee
Its: Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Loan Authorization Agreement –

New Mountain Guardian III BDC, L.L.C.]

BMO Harris Bank N.A.

By:
Name:
Its:

[Signature Page to Second Amendment to Loan Authorization Agreement –

New Mountain Guardian III BDC, L.L.C.]

Exhibit A to Second Amendment to

Loan Authorization Agreement

Exhibit B

Certificate of Status
of
New Mountain Guardian III BDC, L.L.C.

New Mountain Guardian III BDC, L.L.C., a Delaware limited liability company (the “Fund”), does hereby certify that:

1.         Rob Hamwee is the Chief Executive Officer of the Fund.

2.       This Certificate is being delivered to BMO Harris Bank N.A. and its affiliates (collectively, the “Lender”) in connection with, and may be relied upon by the Lender in connection with, its extension of credit from time to time to the Fund.

3.        The Fund has secured proper authorization to enter into the Loan Authorization Agreement between the Fund and Lender dated as of July 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Authorization Agreement”) and to execute all instruments and documents in connection therewith (together with the Note, the Security Agreement, the Control Agreement and the Adviser Letter Agreement, each as defined in the Loan Authorization Agreement, collectively, the “Loan Documents”), in compliance with the Amended and Restated Limited Liability Company Agreement, dated as of July 15, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Fund’s LLC Agreement”; all capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Fund’s LLC Agreement). The Fund has incurred indebtedness, and will continue to incur indebtedness, only to the extent the same can be done in compliance with the Fund’s LLC Agreement, including, without limitation, the limitations therein on indebtedness set forth in Section 4.2 thereof.

4.       The aggregate amount of outstanding indebtedness of the Fund as of the date hereof is $______________. For purposes of the foregoing, indebtedness of the Fund, as of any time, will not include the then outstanding obligations under the Fund’s 3.57% Series 2021A Senior Notes, Tranche A, due July 15, 2025, 3.62% Series 2021A Senior Notes, Tranche B, due July 15, 2025, or 3.95% Series 2022A Senior Notes, due July 15, 2025 (collectively, the “Senior Notes”), or any guarantees in respect thereof.

5.        The aggregate amount of Capital Commitments to the Fund as of the date hereof is $______________.

6.        The aggregate amount of outstanding guarantees, repurchase obligations and similar contingent obligations on which the Fund is liable as of the date hereof is $______________.

7.        The aggregate amount of Remaining Capital Commitments to the Fund as of the date hereof is $______________.

8.        The aggregate amount of Contributed Capital made by the Members to the Fund as of the date hereof is $______________.

9.        The stated termination date of the Investment Period is ________________ (leave blank if such date cannot be determined).

10.      (a) The aggregate amount of outstanding indebtedness, guarantee, repurchase obligations and other similar obligations of the Fund does not as of the date hereof and will not at any time hereafter exceed 80% of the Fund’s Remaining Capital Commitments; provided, however, that such availability is subject to change solely at the Lender’s discretion upon notice to the Fund, and in the event such change requires a repayment of the Loans (as defined the Loan Authorization Agreement) or a portion thereof, the Fund shall have fifteen (15) Business Days (as defined in the Loan Authorization Agreement) to make such payment. For purposes of the foregoing, indebtedness shall not include the Fund’s then outstanding obligations under the Senior Notes or any guarantees in respect thereof.

(b) As of the date hereof, the Fund is in compliance with the terms of Section 4.2 of the Fund’s LLC Agreement.

11.      The aggregate amount of investments of the Fund in any one Portfolio Company as of the date hereof do not and will not at any time hereafter exceed the limitations set forth in Section 4.1(a) of the Fund’s LLC Agreement.

12.      The aggregate amount of Drawdown Notices made on the Fund’s Members since the most recently completed fiscal quarter of the Fund is $______________.

13.       The aggregate amount of distributions made by the Fund in respect of equity interests therein since the most recently completed fiscal quarter of the Fund is $______________.

14.       We will promptly notify you (i) upon our becoming aware of the occurrence of any event which would give any one or more of our Members the right to terminate or suspend its Capital Commitment, whether in whole or in part and whether or not contingent upon the passage of time or the giving of notice or both, (ii) upon the occurrence of a Key Person Event or Alternative Key Person Event, (iii) upon becoming aware of any action taken, or to be taken, which could result in the termination of the Investment Period, (iv) upon our becoming aware of any event which would permit a Member to withdraw from the Fund, (v) upon our becoming aware of any event or agreement which would excuse a Member from participating in any Drawdown Purchase relating to the Fund, (vi) of any assignment of a Member’s membership interest in the Fund, (vii) of the failure of any Member to honor a Drawdown Notice that continues unremedied for ten (10) Business Days, (viii) prior to approving the requested withdrawal of any Member (other than those previously disclosed to the Lender), (ix) of either the Fund or Adviser being a named party in any material litigation, arbitration or other judicial or administrative proceeding, (x) of receipt of a notice of default under an SPV Facility (as defined in the Loan Authorization Agreement) or the Senior Notes, (xi) in writing fifteen (15) days (or such shorter period as agreed to by the Lender) prior to providing any Member the right to exchange their Common Units for interest in another investment vehicle managed by the Advisor or its affiliates and (xii) in writing fifteen (15) days (or such shorter period as agreed to by the Lender) prior to revoking or in any way amending the Adviser’s right to issue Capital Call Notices or of any change in the form of organization of, identity of or replacement or other substitution of the Adviser.

15.      We will notify you prior to (i) the dissolution of the Fund pursuant to Article XI of the Fund’s LLC Agreement or (ii) any amendment, supplement or other modification to the Fund’s LLC Agreement or any material resolution of the Fund’s Board of Directors related to the Fund’s investment parameters thereunder or the Fund’s right to incur indebtedness or to pledge the Fund’s assets.

16.       No Portfolio Investment has been made by the Fund in contravention of Sections 1.3 or 4.1 of the Fund’s LLC Agreement.

17.      The Fund shall not grant or permit to exist any lien, security interest, encumbrance on, or any assignment of, its assets, including, but not limited to, the Remaining Capital Commitments, nor the right to call capital or issue Drawdown Notices to such Members, or the proceeds of any such capital call, including the proceeds from capital calls to pay management fees (it being agreed that the Fund shall be permitted to pay management fees so long as no Default (as defined in the Loan Authorization Agreement) then exists and is continuing) except (i) liens granted to the Lender pursuant to the Security Agreement (as defined in the Loan Authorization Agreement), (ii) liens in favor of a depository bank that are permitted under the applicable Control Agreement (as defined in the Loan Authorization Agreement), (iii) liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and liens in favor of a banking institution at which the Fund maintains an account arising as a matter of law encumbering deposits (including set-off rights) and which are in the general parameters customary in the banking industry, (iv) liens arising under applicable law for taxes or other obligations not yet due or being contested in good faith for which adequate reserves have been established under GAAP (as defined in the Loan Authorization Agreement), (v) any liens in favor of the Lender or any affiliate thereof and (vi) with the prior written consent of the Lender.

18.       The Fund agrees that to the extent that any obligation has become due and payable under the Loan Authorization Agreement and monies are not otherwise readily available to the Fund to satisfy such obligation, that it shall or it shall promptly issue, or cause the Adviser to issue, Drawdown Notices with respect to the Capital Commitments of the Fund’s Members in an amount sufficient to satisfy in full its obligations under the Loan Authorization Agreement and related Loan Documents (subject to the terms and conditions of the Fund’s LLC Agreement) and the Fund shall, promptly upon receipt, apply the proceeds of the capital calls to the repayment of the outstanding obligations then due.

19.       We will provide you with copies of all Subscription Agreements and any other documentation received in connection with the admission of an additional Member promptly following receipt thereof.

20.       By executing below, the undersigned certifies that it is acting on behalf of the Fund and that its acts are authorized.

21.       The Board of Directors of the Fund has resolved that they will not act in their discretion to effect an early termination of the Fund at any time that the Fund has any outstanding indebtedness to the Lender.  If the Fund does not have any outstanding indebtedness to the Lender, the Board of Directors will not act in their discretion to effect an early termination of the Fund without first providing the Lender written notice of its intention to do so.

22.      We will provide you with copies of all side letters or other agreements between the Fund and its Members promptly following receipt thereof. There are no side letters or other agreements which would prohibit the Fund from entering into or performing its obligations under the Loan Authorization Agreement or affect the applicable Members’ obligations to honor Drawdown Purchases as set forth in such the Fund’s LLC Agreement or create obligations on the Fund to repurchase unit interests or redeem the interest of a Member in the Fund, other than those that have been previously disclosed to the Lender.

23.      Except to the extent written notice thereof has been previously delivered to Lender, neither Fund nor the Adviser is currently a named party in a pending or threatened action or proceeding before any court, governmental agency or arbitrator, which (x) could reasonably be expected to materially adversely affect the Fund’s financial condition or operations or (y) purports to affect the legality, validity, or enforceability of the Loan Authorization Agreement.

24.       Both after the termination or expiration of the Investment Period and after the occurrence and during the continuance of a dissolution of the Fund, the Adviser is permitted to call capital under the Fund’s LLC Agreement in order to repay the Fund’s outstanding loans made by the Lender to the Fund under the Loan Authorization Agreement.

25.       Upon the termination of the Loan Authorization Agreement and the payment in full in cash of all Loans and other obligations, including interest, fees, costs and expenses, under the Loan Authorization Agreement and any Loan Document, the Fund’s covenant obligations under this Certificate of Status shall terminate.

The Fund hereby agrees to notify the Lender in the event it becomes aware of any change which would cause any of the above representations and warranties to cease to be true and correct in any material respect.

This Certificate of Status shall be governed by the laws of the State of New York.

[Signature Page to Follow]

This Certificate of Status is dated: _______________, 20__.

New Mountain Guardian III BDC, L.L.C.

By
Name: Shiraz Kajee
Its: Authorized Signatory

[Certificate of Status]